Exhibit 10.1

THIS SECURED CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE PAYOR THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

CONVERTIBLE PROMISSORY NOTE

$1,000,000.00 December ___, 2013
 London, UK

FOR VALUE RECEIVED, WestMountain Gold, Inc., a Colorado corporation formerly known as WestMountain Index Advisor, Inc. (“Payor”), promises to pay to Guiseppe Dessi, an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (“Holder”) the principal sum of One Million Dollars ($1,000,000.00), with interest on the outstanding principal amount at the rate of eight percent (8%) per annum.  Interest shall commence with the date hereof and shall continue to accrue on the outstanding principal until paid in full.  Interest shall be computed on the basis of a year of three hundred sixty five (365) days for the actual number of days elapsed.  All principal and accrued interest on this note (the “Note”) shall be due and payable on December____, 2014 (the “Maturity Date”).

1. All payments of interest and principal shall be in lawful money of the United States of America in cash, by certified check, or wire transfer.  All payments shall be applied first to accrued expenses due under this Note, next to interest and thereafter to principal.

2. If action is instituted to collect this Note, Payor promises to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action.

3. The outstanding balance of any amount owing under this Note that is not paid when due under the terms of this Note shall bear interest at fifteen percent (15%) per annum.

4. All payments of principal and interest shall be made in cash, certified check or by wire transfer to Holder at 55 Grosvenor St. London, UK W1K3HY or at such other place as Holder may designate in writing.

5. Payor shall make all payments under this Note without defense, set-off or counterclaim on its part.

6. The occurrence of any one or more of the following shall constitute an “Event of Default” hereunder:

a) Payor fails to substantially complete a private-placement offering of combined debt and equity of at least Three Million Dollars ($3,000,000), inclusive of Holder’s conversion of the note and equity investment described in Section 10 below, in accordance with the general terms set forth on the attached Addendum A (the “Debt-Equity Financing”) before March 31, 2014;

b) Payor fails to pay timely any of the principal amount due under this Note, or any other agreement with Holder, on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

c) Payor fails to use the necessary principal amount of this Note to buyout its joint venture partner in the Terra Gold Project and acquire one hundred percent (100%) ownership in the Terra Project by January 15, 2014;

d) Should any representation or warranty of Payor made herein, or in any other agreement, statement, certificate, or communication given to Holder be false or misleading in any material respect when made or become false or misleading in any material respect after the date of this Note;

e) Payor (i) files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect; (ii) makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; (iii) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (iv) is unable, or admits in writing its inability, to pay its debts generally as they mature, (v) is dissolved or liquidated; (vi) becomes insolvent (as such term may be defined or interpreted under any applicable statute); or (vii) takes any action for the purpose of effecting any of the foregoing;

f) An involuntary petition is filed against Payor (unless such petition is dismissed or discharged within thirty (30) days under any bankruptcy statute now or hereafter in effect) or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Payor;

g) The sale, conveyance, or disposition of all or substantially all of the assets of the Payor, the effectuation by the Payor of a transaction or series of related transactions in which more than 50% of the voting power of the Payor is disposed of, or the consolidation, merger or other business combination of the Payor with or into any other Person (as defined below) or Persons when, the Payor is not the survivor.  "Person" shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization; and

h) Any cessation of operations by Payor.

7. Upon the occurrence or existence of any Event of Default, immediately and without notice, all outstanding obligations payable by Holder hereunder shall automatically become immediately due and payable.  In addition to (and not in lieu of) the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise all other rights, powers or remedies granted to it under this Note or otherwise permitted to it by law, either by suit in equity or by action at law, or both, all such remedies being cumulative.

8. Notwithstanding any other provision of this Note, interest under this note shall not exceed the maximum rate permitted by law; and if any amount is paid under this note as interest in excess of such maximum rate, then the amount so paid will not constitute interest but will constitute a prepayment on account of the principal amount of this note.  If at any time the interest rate under this Note would, but for the provision of the preceding sentence, exceed the maximum rate permitted by law, then the outstanding principal balance of this Note shall, on demand by the holder of this Note, become and be due and payable.

9. Payor unconditionally waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this Note.

10. Holder covenants and agrees that, prior to the conclusion of the Debt-Equity Financing, it shall convert all amounts due under the terms of this Note into the debt portion of the Debt-Equity Financing on a dollar for dollar basis (the “Note Conversion”).  In addition, Holder covenants and agrees that, concurrently with the Note Conversion, Holder will invest at least One Million Dollars (USD $1,000,000) in the equity portion of the Debt-Equity Financing.

11. Payor agrees to pay on demand all expenses (including, without limitation, legal fees and disbursements) incurred in connection with the negotiation and preparation of this note and any documents in connection with this note.

12. No failure by Holder to exercise, or delay by Holder in exercising, any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise of any right or remedy shall preclude any other or further exercise thereof or of any other right or remedy.  Holder may not waive any of its rights under this Note except by an instrument in writing signed by it.

13. If any provision of this Note shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14. This Note shall be governed by and construed under the laws of the State of Colorado, as applied to agreements among Colorado residents made and to be performed entirely within the State of Colorado, without giving effect to conflicts of laws principles that would result in the application of any law other than Colorado law.  Exclusive venue for all actions arising out of this Note shall be in the Colorado state district court in and for the City and County of Denver, Colorado.

15. In addition to the obligations recited herein and contemplated to be performed, executed, and/or delivered by Payor, Payor agrees to perform, execute, and/or deliver or cause to be performed, executed, and/or delivered any and all such further acts, instruments, deeds, and assurances as may be reasonably required by Holder to consummate all transactions contemplated hereby.

16. Any term of this Note may only be amended or waived with the written consent of Payor and Holder.

[Signature Page Follows.]

IN WITNESS WHEREOF, Payor has caused this Note to be executed as of the date first written above.

WESTMOUNTAIN GOLD, INC.

By:	/s/ Gregory Schifrin
Name:	Gregory Schifrin
Title:	Chief Executive Officer